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Exhibit 2.1

FORM OF

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of this    day of                        , 2006, by and among Liberty Media Corporation, a Delaware corporation ("Old Liberty"), Liberty Media Holding Corporation, a Delaware corporation ("New Liberty"), and LMC MergerSub, Inc., a Delaware corporation ("MergerSub").

RECITALS

        WHEREAS, each of New Liberty and MergerSub is a direct or indirect subsidiary of Old Liberty;

        WHEREAS, the parties desire to effect the transactions set forth in this Agreement in connection with (i) the creation of a new holding company structure by merging MergerSub with and into Old Liberty with Old Liberty surviving, pursuant to which merger (the "Merger") New Liberty will become the new, public, parent company and Old Liberty will become a wholly-owned subsidiary of New Liberty and convert to a Delaware limited liability company, (ii) the creation of two new tracking stocks of New Liberty, and (iii) the conversion of outstanding Old Liberty Common Stock (as defined below) into New Liberty Common Stock (as defined below); and

        WHEREAS, this Agreement, the Merger (as defined below) and the transactions contemplated hereby were approved and declared advisable by the Board of Directors of each party hereto and were adopted by the sole stockholders of each of MergerSub and New Liberty.

        NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

        As used in the Agreement, the following terms will have the following meanings unless the context otherwise requires:

        "Annual Meeting" means the 2006 annual meeting of stockholders of Old Liberty (and any adjournment or postponement thereof).

        "Book-Entry Shares" means shares of Old Liberty Common Stock held in the Direct Registration System.

        "Certificates" means certificates that immediately prior to the Effective Time of the Merger represented shares of Old Liberty Common Stock.

        "Direct Registration System" means the service of the Depository Trust Company that provides for electronic direct registration of securities in an investor's name on the books for the transfer agent or issuer, and allows shares to be transferred between a transfer agent and broker electronically.

        "Effective Time of the Conversion" means the time when the Conversion becomes effective under applicable law as provided in Section 3.01(e).

        "Effective Time of the Merger" means the time when the Merger becomes effective under applicable law as provided in Section 3.01(a).

        "Exchange Agent" means the bank or trust company designated to act as exchange agent for the purpose of exchanging Certificates and Book-Entry Shares.

        "Old Liberty Board" means the Board of Directors of Old Liberty.

        "Old Liberty Common Stock" means the Old Liberty Series A Stock and the Old Liberty Series B Stock.

        "Old Liberty Plans" means the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective April 19, 2004) and the other stock incentive plans administered by the incentive plan committee of the Old Liberty Board.

        "Old Liberty Series A Stock" means the Series A common stock, par value $.01 per share, of Old Liberty.

        "Old Liberty Series B Stock" means the Series B common stock, par value $.01 per share, of Old Liberty.

        "Person" means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or other entity or a government, agency, political subdivision, or instrumentality thereof.

        "Record Date" means the date and time as of which holders of Old Liberty Common Stock must own shares of Old Liberty Common Stock to be eligible to vote such shares at the Annual Meeting.

        "Registration Statement" means the Registration Statement on Form S-4 filed by New Liberty in connection with the Merger which registers the issuance of New Liberty Common Stock in the Merger.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        The following terms have the meanings ascribed thereto in the sections set forth opposite such terms:

Additional Defined Terms	Section
Agreement	Preamble
Certificate of Conversion	3.01(e)
Certificate of Formation	3.01(e)
Certificate of Merger	3.01(a)
Code	3.03(e)
Consideration	3.02(a)(ii)
Conversion	3.01(e)
Former Book-Entry Holders	3.03(b)
Former Book-Entry Shares	3.03(b)
Former Certificate Holders	3.03(a)
Former Certificate Shares	3.03(a)
Former Old Liberty Holders	3.03(a)
Former Old Liberty Shares	3.03(a)
Initial New Liberty Board	2.02(c)
Liberty Capital Common Stock	2.01

Liberty Capital Option	3.04(b)
Liberty Capital Restricted Stock Award	3.04(d)
Liberty Capital SAR	3.04(c)
Liberty Capital Series A Consideration	3.02(a)(i)
Liberty Capital Series B Consideration	3.02(a)(ii)
Liberty Capital Series A Stock	2.01
Liberty Capital Series B Stock	2.01
Liberty Capital Series C Stock	2.01
Liberty Interactive Common Stock	2.01
Liberty Interactive Option	3.04(b)
Liberty Interactive Restricted Stock Award	3.04(d)
Liberty Interactive SAR	3.04(c)
Liberty Interactive Series A Consideration	3.02(a)(i)
Liberty Interactive Series B Consideration	3.02(a)(ii)
Liberty Interactive Series A Stock	2.01
Liberty Interactive Series B Stock	2.01
Liberty Interactive Series C Stock	2.01
Liberty Media LLC	3.01(e)
Merger	Recitals
MergerSub	Preamble
New Liberty	Preamble
New Liberty Board	2.02(a)
New Liberty Bylaws	2.01
New Liberty Charter	2.01
New Liberty Common Stock	2.01
New Liberty Original Stock	2.01
Old Liberty	Preamble
Old Liberty Awards	3.04(a)
Old Liberty Charter	3.01(c)
Old Liberty Option	3.04(b)
Old Liberty Restricted Stock Award	3.04(d)
Old Liberty SAR	3.04(c)
Replacement Award	3.04(a)
Restructuring	3.01(e)
Section 409A	3.04(b)
Series A Consideration	3.02(a)(i)
Surviving Entity	3.01(a)

ARTICLE II.

NEW LIBERTY

2.01    Organization of New Liberty.    Old Liberty has caused New Liberty to be organized under the laws of the State of Delaware. The authorized capital stock of New Liberty on the date hereof consists of 100 shares of common stock, par value $0.01 per share (the "New Liberty Original Stock"), of which one share has been issued to Old Liberty and no other shares are issued and outstanding. Old Liberty shall take, and shall cause New Liberty to take, all requisite action to cause the certificate of incorporation of New Liberty to be in the form of Exhibit A hereto (the "New Liberty Charter") and the bylaws of New Liberty to be in the form of Exhibit B hereto (the "New Liberty Bylaws"), in each case, at the Effective Time of the Merger. Pursuant to the New Liberty Charter, the authorized capital stock of New Liberty at the Effective Time of the Merger will consist solely of 400,000,000 shares of Capital Group Series A common stock, par value $.01 per share (the "Liberty Capital Series A Stock"), 25,000,000 shares of Capital Group Series B common stock, par value $.01 per share (the "Liberty Capital Series B Stock"), 300,000,000 shares of Capital Group Series C common stock, par value $.01 per share (the "Liberty Capital Series C Stock" and, together with the Liberty Capital Series A Stock and the Liberty Capital Series B Stock, the "Liberty Capital Common Stock"), 2,000,000,000 shares of Interactive Group Series A common stock, par value $.01 per share (the "Liberty Interactive Series A Stock"), 125,000,000 shares of Interactive Group Series B common stock, par value $.01 per share (the "Liberty Interactive Series B Stock"), 1,500,000,000 shares of Interactive Group Series C common stock, par value $.01 per share (the "Liberty Interactive Series C Stock" and, together with the Liberty Interactive Series A Stock and the Liberty Interactive Series B Stock, the "Liberty Interactive Common Stock" and, together with the Liberty Capital Common Stock, the "New Liberty Common Stock") and 50,000,000 shares of preferred stock, par value $.01 per share.

2.02    Directors and Officers of New Liberty.

        (a)   Immediately prior to the Effective Time of the Merger, the directors of New Liberty (the "New Liberty Board") shall be solely those persons who were directors of Old Liberty immediately prior to the Effective Time of the Merger and such persons shall serve in the same class of directors on the New Liberty Board in which they served on the Old Liberty Board immediately prior to the Effective Time of the Merger. Each director shall remain in office until the expiration of the term of the class in which such person serves or until his or her successor is duly elected or appointed and qualified in accordance with the New Liberty Charter, the New Liberty Bylaws and the DGCL or until such person's earlier death, resignation or removal.

        (b)   Immediately prior to the Effective Time of the Merger, the officers of New Liberty shall be solely those persons who were officers of Old Liberty immediately prior to the Effective Time of the Merger and such persons shall hold the same position that they held at Old Liberty immediately prior to the Effective Time of the Merger, and such additional persons as may be approved by the New Liberty Board. Each such officer shall remain in office until his or her successor is duly elected or appointed and qualified in accordance with the New Liberty Charter, the New Liberty Bylaws and the DGCL or until such person's earlier death, resignation or removal.

        (c)   The members of the board of directors of New Liberty as of the date of this agreement are John C. Malone, Gregory B. Maffei and Charles Y. Tanabe (the "Initial New Liberty Board"); additional directors may be elected or appointed to such board in accordance with the certificate of incorporation and bylaws of New Liberty and the DGCL. Each member of the Initial New Liberty Board shall serve until his death, resignation or removal. The initial officers of New Liberty shall be those persons approved by the Initial New Liberty Board, each of whom shall serve until his death, resignation or removal.

ARTICLE III.

THE MERGER AND RELATED MATTERS

3.01    The Merger and the Conversion.

        (a)    Merger; Effective Time of the Merger.    At the Effective Time of the Merger and subject to and upon the terms and conditions of this Agreement, MergerSub will merge with and into Old Liberty in accordance with the provisions of the DGCL, the separate corporate existence of MergerSub will cease and Old Liberty will continue as the surviving entity (the "Surviving Entity"). The Effective Time of the Merger shall be on the date and at the time that the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with Section 251 of the DGCL (the "Certificate of Merger") has been accepted for filing by the Delaware Secretary of State, and all other documents required by the DGCL to effectuate the Merger shall have been properly executed and filed (or such later date and time as may be specified in the Certificate of Merger).

        (b)    Effects of the Merger.    From and after the Effective Time of the Merger, the Merger will have the effects set forth in the DGCL (including Sections 259, 260 and 261 thereof). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, all the properties, rights, privileges, powers and franchises of Old Liberty and MergerSub will vest in the Surviving Entity, and all debts, liabilities and duties of Old Liberty and MergerSub will, by operation of law, become the debts, liabilities and duties of the Surviving Entity. At the Effective Time of the Merger, each share of New Liberty Original Stock held by Old Liberty will be cancelled and retired and will cease to exist.

        (c)    Certificate of Incorporation of the Surviving Entity.    At the Effective Time of the Merger, the Amended and Restated Certificate of Incorporation of Old Liberty (the "Old Liberty Charter") will be amended and restated pursuant to the Certificate of Merger to be identical to the certificate of incorporation of MergerSub in effect immediately prior to the Effective Time of the Merger, except that Article FIRST thereof shall read as follows: "The name of the Corporation (which is hereinafter called the "Corporation') is [                        ]." The Old Liberty Charter, as so amended, shall remain as the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with the terms thereof and the DGCL.

        (d)    Bylaws of the Surviving Entity.    The Bylaws of MergerSub will be the Bylaws of the Surviving Entity until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Entity and the DGCL.

        (e)    Conversion.    Immediately following the Effective Time of the Merger, the Surviving Entity shall cause a Certificate of Conversion to a Limited Liability Company (the "Certificate of Conversion") in the form of Exhibit C and a Certificate of Formation of Liberty Media LLC ("Certificate of Formation") in the form of Exhibit D to be executed and filed with the Secretary of State. The conversion of the Surviving Corporation to a limited liability company of the State of Delaware (the "Conversion" and together with the Merger, the "Restructuring") named "Liberty Media LLC" ("Liberty Media LLC") shall become effective (the "Effective Time of the Conversion") at such time as the Certificate of Conversion and the Certificate of Formation are duly filed with and accepted for filing by the Secretary of State in accordance with the DGCL and the Delaware Limited Liability Company Act. Immediately following the Effective Time of the Conversion, Liberty Media LLC shall adopt a limited liability company agreement, which agreement shall be the sole organizational document of Liberty Media LLC until thereafter altered, amended or repealed as provided therein or by applicable law.

3.02    Conversion of Securities.

        (a)    Conversion of Old Liberty Securities.    At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any party hereto or any holder of shares of Old Liberty Common Stock:

          (i)    each share of Old Liberty Series A Stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted into and represent the right to receive, and will be exchangeable for, (x) 0.25 of a share of Liberty Interactive Series A Stock (the "Liberty Interactive Series A Consideration") and (y) 0.05 of a share of Liberty Capital Series A Stock (the "Liberty Capital Series A Consideration" and, together with the Liberty Interactive Series A Consideration, the "Series A Consideration");

          (ii)   each share of Old Liberty Series B Stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted into and represent the right to receive, and will be exchangeable for, (x) 0.25 of a share of Liberty Interactive Series B Stock (the "Liberty Interactive Series B Consideration") and (y) 0.05 of a share of Liberty Capital Series B Stock (the "Liberty Capital Series B Consideration" and, together with the Liberty Interactive Series B Consideration and the Series A Consideration, the "Consideration"); and

          (iii)  each share of Old Liberty Common Stock held in treasury of Old Liberty immediately prior to the Effective Time of the Merger shall automatically be cancelled, retired and cease to exist without payment of any consideration therefor and without any conversion thereof.

At the Effective Time, all shares of Old Liberty Common Stock issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

        (b)    Conversion of MergerSub Stock.    At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any party hereto or any holder of shares of stock of MergerSub, each share of common stock of MergerSub outstanding immediately prior to the Effective Time of the Merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Entity. Such shares will constitute the only outstanding shares of capital stock of the Surviving Entity.

3.03    Exchange Procedures.

        (a)    Exchange of Certificates.

          (i)    As soon as reasonably practicable after the Effective Time of the Merger, New Liberty shall cause to be mailed to (x) each record holder, as of the Effective Time of the Merger, of Certificates (such holders, "Former Certificate Holders" and such shares, "Former Certificated Shares"): (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Former Old Liberty Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates for the Consideration. Such letter of transmittal shall be in such form and have such other reasonable provisions as New Liberty may specify.

          (ii)   Upon surrender by a Former Certificate Holder to the Exchange Agent of a Certificate, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Former Certificate Holder shall be entitled to receive in exchange therefor: (A) the number of whole shares of New Liberty Common Stock into which such holder's shares of Old Liberty Common Stock represented by such holder's properly surrendered Certificates were converted in accordance with this Article III, and such Certificates so surrendered shall be forthwith cancelled,

  (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.03(e)) equal to any cash consideration to which such holder is entitled hereunder, and (C) any unpaid dividends or distributions which such holder is entitled to receive.

          (iii)  If issuance of the Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Consideration payable in respect of the shares of Old Liberty Common Stock represented by the Certificate pursuant to this Article III, together with any cash or other consideration to which such holder is entitled.

          (iv)  Until surrendered as contemplated hereby, each Certificate shall, after the Effective Time of the Merger, represent for all purposes only the right to receive upon such surrender the applicable Consideration as contemplated by this Article III, together with any cash or other consideration to which such holder is entitled.

          (v)   At the Effective Time of the Merger, the stock transfer books of Old Liberty shall be closed, and thereafter there shall be no further registration of transfers of shares of Old Liberty Common Stock, that were outstanding prior to the Effective Time of the Merger. After the Effective Time of the Merger, Certificates presented to Old Liberty for transfer shall be canceled and exchanged for the applicable Consideration in accordance with the procedures set forth in this Article III, together with any cash or other consideration to which such holder is entitled.

        (b)    Treatment of Book-Entry Shares.    As soon as reasonably practicable after the Effective Time of the Merger, New Liberty shall cause to be mailed to (x) each record holder, as of the Effective Time of the Merger, of Book-Entry Shares (such holders, "Former Book Entry Holders" and together with Former Certificate Holders, "Former Old Liberty Holders," and such shares, "Former Book-Entry Shares" and together with Former Certificated Shares, "Former Old Liberty Shares"): (A) a statement of holdings which shall state the number of whole shares of New Liberty Common Stock into which such Former Book Entry Holder's shares of Old Liberty Common Stock were converted in accordance with this Article III, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.03(e)) equal to any cash consideration to which such holder is entitled hereunder.

        (c)    Distributions With Respect to Unexchanged Shares.    No dividends or other distributions with respect to shares of New Liberty Common Stock issuable with respect to the shares of Old Liberty Common Stock shall be paid to the holder of any unsurrendered Certificates until those Certificates are surrendered as provided in this Article III. Upon surrender, there shall be issued and/or paid to the holder of the shares of New Liberty Common Stock issued in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those shares of New Liberty Common Stock with a record date on or after the date of the Effective Time of the Merger and a payment date on or prior to the date of this surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of

New Liberty Common Stock with a record date on or after the date of the Effective Time of the Merger but with a payment date subsequent to surrender.

        (d)    No Fractional Shares.    No certificates or scrip representing fractional shares of New Liberty Common Stock shall be issued with respect to Book-Entry Shares evidencing Old Liberty Common Stock, upon the surrender for exchange of Certificates or in connection with the conversion of any Old Liberty Restricted Stock Awards, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of New Liberty. In lieu thereof, upon surrender of the applicable Certificates or upon conversion of Book-Entry Shares or Old Liberty Restricted Stock Awards, New Liberty shall pay each holder of Old Liberty Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest of Liberty Capital Series A Stock, Liberty Capital Series B Stock, Liberty Interactive Series A Stock or Liberty Interactive Series B Stock, as applicable, to which such holder would otherwise be entitled, by (ii) the closing price for a share of such stock on the first trading day on which shares of New Liberty Common Stock trade in the regular way market.

        (e)    Withholding.    New Liberty and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Old Liberty Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by New Liberty or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Old Liberty Common Stock in respect of which such deduction and withholding was made by New Liberty or the Exchange Agent.

3.04    Stock Incentive Plans; Treatment of Outstanding Convertible Securities.

        (a)    Assumption of Plans.    As of the Effective Time of the Merger, New Liberty shall assume (i) the Old Liberty Plans, and (ii) each of the then outstanding options, stock appreciation rights and other incentive awards representing a right with respect to shares of Old Liberty Series A Stock or Old Liberty Series B Stock, as applicable, issued or assumed by Old Liberty pursuant to the Old Liberty Plans (collectively, "Old Liberty Awards"). As of the Effective Time of the Merger, each Old Liberty Award shall be assumed (as assumed, a "Replacement Award") by New Liberty and shall thereafter be exercisable for or relate to shares of New Liberty Common Stock, as more particularly described in this Section 3.04. All terms of each Replacement Award, including, without limitation, the vesting thereof, shall in all material respects be the same as the corresponding Old Liberty Award outstanding immediately prior to the Effective Time of the Merger, except as otherwise provided in (x) this Section 3.04 or (y) in any assumption agreement entered into among Old Liberty, New Liberty and the holder of an Old Liberty Award. For purposes of vesting, employment with or service to Old Liberty as an employee, consultant or director thereof will be deemed to include employment with or service to New Liberty as an employee, consultant or director thereof for all purposes under the Replacement Awards.

        (b)    Old Liberty Common Stock Options.    Each of the then outstanding stock options, if any, to purchase shares of any series of Old Liberty Common Stock (each, an "Old Liberty Option") issued by Old Liberty pursuant to any Old Liberty Plan, and any non-plan options to acquire shares of any series of Old Liberty Common Stock issued by Old Liberty pursuant to an option agreement or otherwise, will, by virtue of the Merger, and without any further action on the part of any holder thereof, be converted into two options as follows: (i) an option (an "Liberty Interactive Option") to purchase a whole number of shares of the same series of Liberty Interactive Common Stock as the series of Old Liberty Common Stock for which the Old Liberty Option was exercisable equal to the product obtained by multiplying the number of shares of Old Liberty Common Stock for which the Old Liberty Option was exercisable by 0.25, rounded up to the nearest whole number, and (ii) an option (a "Liberty Capital Option") to purchase a whole number of shares of the same series of Liberty Capital Common Stock as the series of Old Liberty Common Stock for which the Old Liberty Option was exercisable equal to the product obtained by multiplying the number of shares of Old Liberty Common Stock for which the Old Liberty Option was exercisable by 0.05, rounded up to the nearest whole number. The aggregate exercise price of each Old Liberty Option will be allocated between the Liberty Interactive Option and the Liberty Capital Option, pro rata, based upon the ratio of the volume weighted average price of the applicable series of New Liberty Common Stock for which the option is exercisable over the first 20 trading days of regular way trading after the Effective Time of the Merger to the volume weighted average prices of the Liberty Interactive Common Stock and the Liberty Capital Common Stock over the same 20 trading day period. The parties hereby acknowledge and agree that the adjustment provided for in this Section 3.04(b) is intended to be consistent with Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, "Section 409A"). If the parties determine at any time that such adjustment is not consistent with Section 409A, the parties hereby agree that such adjustment will be modified in such a manner as the parties determine to be consistent with Section 409A and to preserve, to the extent practicable, the terms of the adjustment provided for herein.

        (c)    Old Liberty Common Stock Appreciation Rights.    Each of the then outstanding stock appreciation rights, if any, with respect to shares of any series of Old Liberty Common Stock (each, a "Old Liberty SAR") issued by Old Liberty pursuant to any Old Liberty Plans, will, by virtue of the Merger, and without any further action on the part of any holder thereof, be converted into two stock appreciation rights as follows: (i) a stock appreciation right (an "Liberty Interactive SAR") related to a whole number of shares of the same series of Liberty Interactive Common Stock as the series of Old Liberty Common Stock for which the Old Liberty SAR was related equal to the product of the number of shares of Old Liberty Common Stock for which the Old Liberty SAR was exercisable multiplied by 0.25, rounded up to the nearest whole number, and (ii) a stock appreciation right (a "Liberty Capital SAR") related to a whole number of shares of the same series of Liberty Capital Common Stock as the series of Old Liberty Common Stock for which the Old Liberty SAR was related equal to the product of the number of shares of Old Liberty Common Stock for which the Old Liberty SAR was exercisable multiplied by 0.05, rounded up to the nearest whole number. The aggregate base price of each Old Liberty SAR will be allocated between the Liberty Interactive SAR and the Liberty Capital SAR, pro rata, based upon the ratio of the volume weighted average price of the applicable series of New Liberty Common Stock to which the stock appreciation right relates over the first 20 trading days of regular way trading after the Effective Time of the Merger to the volume weighted average prices of the Liberty Interactive Common Stock and the Liberty Capital Common Stock over the same 20 trading day period. The parties hereby acknowledge and agree that the adjustment provided for in this Section 3.04(c) is intended to be consistent with Section 409A. If the parties determine at any time that such adjustment is not consistent with Section 409A, the parties hereby agree that such adjustment will be modified in such a manner as the parties determine to be consistent with Section 409A and to preserve, to the extent practicable, the terms of the adjustment provided for herein.

        (d)    Old Liberty Restricted Stock Awards.    Each holder of an outstanding Old Liberty restricted stock award (a "Old Liberty Restricted Stock Award") granted pursuant to any Old Liberty Plan will, by virtue of the Merger, and without any further action on the part of any holder thereof, be converted into two restricted stock awards as follows: (i) a restricted stock award (an "Liberty Interactive Restricted Stock Award") for a whole number of shares of the same series of Liberty Interactive Common Stock as the series of Old Liberty Common Stock to which the Old Liberty Restricted Stock Award related equal to the product of the number of shares of Old Liberty Common Stock to which the Old Liberty Restricted Stock Award related multiplied by 0.25, and (ii) a restricted stock award (a "Liberty Capital Restricted Stock Award") for a whole number of shares of the same series of Liberty Capital Common Stock as the series of Old Liberty Common Stock to which the Old Liberty Restricted Stock Award related equal to the product of the number of shares of Old Liberty Common Stock to which the Old Liberty Restricted Stock Award related multiplied by 0.05, in each case, with cash in lieu of any fractional shares as contemplated by Section 3.03(d).

ARTICLE IV.

IRS CLASSIFICATION

        This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-3(a). The transactions contemplated by this Agreement are intended to qualify as a tax-free reorganization pursuant to Section 368(a) of the Code.

ARTICLE V.

APPRAISAL RIGHTS

        Holders of Old Liberty Common Stock are not entitled to appraisal rights in the Merger under Section 262 of the General Corporation Law.

ARTICLE VI.

CONDITIONS PRECEDENT

        The respective obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of the Merger of each of the following conditions, any or all of which may be waived by the parties hereto, except those set forth in paragraphs (a), (d) and (e) below and as otherwise required by applicable law:

        (a)    Stockholder Approval.    Each of the restructuring proposals listed in the proxy statement/prospectus forming a part of the Registration Statement (which proposals include a proposal to adopt this Agreement) shall have been approved at the Annual Meeting by the affirmative vote of the holders of at least a majority of the aggregate voting power of the shares of Old Liberty Common Stock outstanding on the Record Date that are present in person or by proxy at the Annual Meeting, voting together as a class.

        (b)    Registration.    The Registration Statement (as amended or supplemented) shall have been declared effective and will be effective under the Securities Act at the Effective Time of the Merger, and no stop order suspending effectiveness will have been issued, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement will be pending before or threatened by the SEC.

        (c)    State Securities and Blue Sky.    New Liberty shall have received all state securities laws or blue sky permits and authorizations necessary, if any, with respect to the issuance of New Liberty Common Stock in the Merger.

        (d)    Nasdaq Listing.    The shares of New Liberty Common Stock to be issued in the Merger shall have been approved for listing on The Nasdaq National Market, subject only to official notice of issuance.

        (e)    Tax Opinion.    Old Liberty and New Liberty shall have received the opinion (the "Tax Opinion") of Baker Botts L.L.P., dated as of the closing date of the Merger, to the effect that, under applicable U.S. federal income tax law: (i) the Restructuring will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) the Liberty Interactive Common Stock and the Liberty Capital Common Stock issued in the Restructuring will be treated as stock of New Liberty for U.S. federal income tax purposes, (iii) except with respect to cash received in lieu of fractional shares, holders of Old Liberty Common Stock will not recognize income, gain or loss as a result of the conversion of their shares of Old Liberty Common Stock into shares of Liberty Interactive Common Stock and Liberty Capital Common Stock in the Restructuring and (iv) the Liberty Interactive Common Stock and the Liberty Capital Common Stock issued in the Restructuring will not constitute Section 306 stock within the meaning of Section 306(c) of the Code. In rendering such opinion, Baker Botts L.L.P. may require and rely upon (and may incorporate by reference) representations and covenants made in certificates provided by the parties hereto and upon such other documents and data as such counsel deems appropriate as a basis for such opinion.

        (f)    Deliveries at Closing.    At the Closing, each party shall have delivered all necessary documentation to the appropriate party or parties to cause each of the transactions contemplated hereby to be effected.

ARTICLE VII.

TERMINATION

        This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time of the Merger by action of the Board of Directors of Old Liberty, New Liberty and MergerSub for any reason, notwithstanding the adoption of this Agreement by the respective stockholders of Old Liberty, New Liberty or MergerSub.

ARTICLE VIII.

MISCELLANEOUS

8.01    No Third-Party Rights.    Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity (including, without limitation, any holder of an Old Liberty Award) other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and for the benefit of no other person or entity.

8.02    Notices.    All notices and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by confirmed facsimile, addressed to such party, c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112 or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing. All such notices and communications shall be deemed to have been received on the date of delivery or the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.

8.03    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

8.04    Amendment, Modification or Waiver.    This Agreement may be amended by Old Liberty, New Liberty and MergerSub, by action taken or authorized by their respective Boards of Directors, at any time before or after the adoption of this Agreement by their respective stockholders, provided that, after any such adoption, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instance shall be deemed or construed as a further or continuing waiver of any such term, provision or condition of this Agreement or any other term, provision or condition of this Agreement; but any party hereto may waive its rights in any particular instance by written instrument of waiver.

8.05    Binding Effect; Benefit; Successors And Assigns.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

8.06    Severability.    It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof.

8.07    Further Assurances.    Each of the parties hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and documents, and take all such actions, as any other party may reasonably request and as may reasonably be required in order to effectuate the purposes and intents of this Agreement and to carry out the terms hereof.

8.08    Miscellaneous.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement and the legal relations among the parties hereto shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

LIBERTY MEDIA CORPORATION
By:	Name: Title:
LIBERTY MEDIA HOLDING CORPORATION
By:	Name: Title:
LMC MERGERSUB, INC.
By:	Name: Title:

EXHIBITS

Exhibit A:	Restated Certificate of Incorporation of New Liberty (included as Exhibit 3.1 to the Registration Statement)
Exhibit B:	Bylaws of New Liberty (included as Exhibit 3.2 to the Registration Statement)
Exhibit C:	Certificate of Conversion to a Limited Liability Company of Old Liberty (to come)
Exhibit D:	Certificate of Formation of Liberty Media LLC (to come)

QuickLinks

  Exhibit 2.1
FORM OF AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I. DEFINITIONS
ARTICLE II. NEW LIBERTY
ARTICLE III. THE MERGER AND RELATED MATTERS
ARTICLE IV. IRS CLASSIFICATION
ARTICLE V. APPRAISAL RIGHTS
ARTICLE VI. CONDITIONS PRECEDENT
ARTICLE VII. TERMINATION
ARTICLE VIII. MISCELLANEOUS
EXHIBITS